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                                    EXHIBIT 4

                                LETTER AGREEMENT

November 15, 2000

Hawkeye, Inc.
Attn:  Arthur L. Cahoon, President
1200 Riverplace Blvd., Suite 902
Jacksonville, FL  32207

Mid-Ohio Securities Corp., FBO
R. Lee Smith (Acct. 15051)
ATTN:  R. Lee Smith
1200 Riverplace Blvd., Suite 902
Jacksonville, FL 32207

         RE: Securities Purchase Agreement dated November 15, 2000 (the
             "Agreement"), among Fortune Financial, Inc. (the "Company"), Hawkeye, Inc. ("Hawkeye") and Mid-Ohio Securities Corp., FBO R. Lee Smith (Acct. 15051) ("Smith", together with Hawkeye being the "Purchaser")

Gentlemen:

         In order to induce Purchaser to enter into and conclude the Agreement, the Company desires to execute and deliver this letter agreement setting forth certain obligations of the Company to Purchaser. Capitalized terms used herein that are not defined in this letter have the meaning set forth in the Agreement.

         If the Company fails to close by December 31, 2000 the Crown Transaction, on substantially the same economic terms as described in the November 14, 2000, draft Preferred Stock Purchase Agreement pertaining thereto, or a substantially similar transaction or series of transactions with other investors, the Purchaser shall be entitled to purchase at any time and from time to time up to $13,000,000 of additional Securities on the same terms and conditions as set forth in the Agreement (except payment of the Notes shall provide for principal amortization of $100,000 per month with a balloon payment in 36 months), and in the same proportions as between Hawkeye and Smith as set forth in the Agreement or in such other proportions as Hawkeye and Smith may agree. The Company acknowledges that this letter agreement is a material inducement to Hawkeye and Smith to enter into the Agreement and that absent this letter agreement, Hawkeye and Smith would not enter into and conclude the Agreement.

                                         Fortune Financial, Inc.


                                         By: /s/ JOHN WORTMAN
                                            ----------------------------------
                                            John Wortman, President

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